Exhibit 99.1

For Release 6 a.m. PDT

Aug. 23, 2013

Microsoft CEO Steve Ballmer to retire within 12 months

Board of directors initiates succession process; Ballmer remains CEO until successor is named.

REDMOND, Wash. — Aug. 23, 2013 — Microsoft Corp. today announced that Chief Executive Officer Steve Ballmer has decided to retire as CEO within the next 12 months, upon the completion of a process to choose his successor. In the meantime, Ballmer will continue as CEO and will lead Microsoft through the next steps of its transformation to a devices and services company that empowers people for the activities they value most.

“There is never a perfect time for this type of transition, but now is the right time,” Ballmer said. “We have embarked on a new strategy with a new organization and we have an amazing Senior Leadership Team. My original thoughts on timing would have had my retirement happen in the middle of our company’s transformation to a devices and services company. We need a CEO who will be here longer term for this new direction.”

The Board of Directors has appointed a special committee to direct the process. This committee is chaired by John Thompson, the board’s lead independent director, and includes Chairman of the Board Bill Gates, Chairman of the Audit Committee Charles Noski and Chairman of the Compensation Committee Steven Luczo. The special committee is working with Heidrick & Struggles International Inc., a leading executive recruiting firm, and will consider both external and internal candidates.

“The board is committed to the effective transformation of Microsoft to a successful devices and services company,” Thompson said. “As this work continues, we are focused on selecting a new CEO to work with the company’s senior leadership team to chart the company’s course and execute on it in a highly competitive industry.”

“As a member of the succession planning committee, I’ll work closely with the other members of the board to identify a great new CEO,” said Gates. “We’re fortunate to have Steve in his role until the new CEO assumes these duties.”

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

For more information, press only:

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070

rrt@waggeneredstrom.com

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